UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 4, 2009

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

            The information set forth herein will be included in a reoffering circular (under the heading “Recent Developments”) to be used in connection with the remarketing of a series of tax-exempt pollution control revenue bonds that were issued for the benefit of the Georgia Power Company (the “Company”).

          See Note 3 to the financial statements under “Nuclear Construction” in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Note (B) to the financial statements under “Construction Projects – Nuclear” and MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Construction – Nuclear” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 for information regarding the Company’s construction of two new nuclear generating units (“Vogtle Units 3 and 4”) at the Alvin W. Vogtle Electric Generating Plant. The Company is in advanced due diligence and negotiations with the United States Department of Energy (the “DOE”) with respect to a conditional commitment for federal loan guarantees under Title XVII of the Energy Policy Act of 2005. Any DOE loan guarantees would apply to future Company borrowings related to Vogtle Units 3 and 4. Any borrowings guaranteed by the DOE would be secured by a first priority lien on the Company’s 45.7% undivided ownership interest in Vogtle Units 3 and 4. Total guaranteed borrowings would not exceed 70% of eligible project costs, or approximately $3.4 billion. There can be no assurance a conditional commitment will be issued by the DOE.

          A conditional commitment, if issued by the DOE, will not constitute the final approval or the issuance of loan guarantees by the DOE. Such final approval and issuance of loan guarantees by the DOE will not occur prior to the Nuclear Regulatory Commission’s issuance of a combined construction and operating license for Vogtle Units 3 and 4 (currently expected to occur in late 2011) and will be subject to negotiation of definitive agreements, completion of due diligence by the DOE, receipt of any necessary regulatory approvals and satisfaction of other conditions. There can be no assurance that the DOE will issue loan guarantees for the Company. The ultimate outcome of this matter cannot be determined at this time.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2009	GEORGIA POWER COMPANY By /s/Melissa K. Caen Melissa K. Caen Assistant Secretary